                                                                    EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION
--------------------------

At Autobytel.com                            at Financial Relations Board
Hoshi Printer                               Don Markley
infoearnings@autobytel.com                  dmarkley@frb.bsmg.com
949/862-3099                                Chris Wood
                                            cwood@frb.bsmg.com
                                            415/986-1591


                     AUTOBYTEL.COM REPORTS RECORD FINANCIAL
                            RESULTS IN FOURTH QUARTER

                  Revenue Increases 70 Percent from a Year Ago

Irvine, CA - January 27, 2000 - Autobytel.com (NASDAQ: ABTL), the leading international automotive e-commerce provider, today announced financial results for the fourth quarter and year ended December 31, 1999.

Revenue for the quarter rose to $12.4 million, a 70 percent increase over revenue of $7.3 million in the same quarter of the prior year, and a 17 percent sequential increase over revenue of $10.6 million in the quarter ended September 30, 1999. The percent of total revenue from international fees and licenses, and from services such as financing and insurance, reached 15 percent, up from 12 percent in the previous quarter.

The net loss in the quarter was $4.9 million, or $0.27 per share, compared with a net loss of $3.9 million, or $0.46 per share, in the comparable period a year ago, and a net loss of $6.3 million, or $0.35 per share, in the third quarter of 1999.

"By achieving record growth while controlling costs, we are making great progress in building the long term value of our business," said Mark Lorimer, President and CEO of Autobytel.com. "We continue to outperform all other online car buying services as we set the standard for serving consumers and providing innovative ways for our dealers and strategic partners to build their Internet business."

"With the introduction of AutobytelDIRECT earlier this week, we once again have leapfrogged the competition," said Lorimer. "With AutobytelDIRECT, click-and-buy is a reality, making buying a car at Autobytel.com as easy as buying a book at Amazon.com. Only Autobytel.com has the combination of experience, infrastructure and resources to successfully implement a true and scalable direct-to-consumer online sales model."

 "Choice is oxygen on the Internet and we now offer consumers three distinct options for purchasing a vehicle, all on one site. They can buy direct, selecting a vehicle from thousands upon thousands of pre-priced cars online, or submit a purchase request for a vehicle through our classic car-buying program, or participate in the most comprehensive auction service on the Internet."

According to Lorimer, Autobytel.com continues to expand its international businesses at a rapid rate. "An obvious indication of Autobytel.com's industry leadership position is our success in attracting international partners and investors to leverage our brand name and business model in Europe and Asia Pacific. With our alliances in Japan, Australia, the United Kingdom and Sweden, and the newly formed Autobytel Europe, we are the only global e-commerce auto player. We anticipate launching online services in many countries, including Finland, Denmark, Norway, the Netherlands, and Belgium, in 2000," he said.

For the year, revenue reached $40.3 million, a 69 percent increase over revenue of $23.8 million in 1998. The net loss for the year was $23.3 million, or $1.48 per share, compared with a net loss of $19.4 million, or $2.30 per share, in 1998. The Company reported that as of December 31, 1999, cash and cash equivalents totaled $85.5 million.

"We also proved the scalability of our core business by achieving records in both the size of our dealer network and the monthly subscription fees," said Lorimer. The Company reported that its network of paying dealers increased to 3,323, up 8 percent from the previous quarter, and up 39 percent for the year. Average monthly dealer fees reached $1,109, a 5 percent increase from the previous quarter, and an increase of 9 percent from the comparable period a year ago.

The number of purchase requests sent to dealers in the fourth quarter was 475,000, an increase of 35% over the same period last year, and a decline of 19 percent from the record 590,000 purchase requests in the third quarter. "We anticipated a decline in purchase requests from the blistering third quarter pace, and we believe it is also reflective of the enormous ".com" advertising levels in the fourth quarter, and an accompanying decline in car sales nationwide" said Lorimer. "What the fourth quarter shows us is that our blend of subscription and transaction based revenue streams enables us to vigorously grow and scale our business with great visibility."

About autobytel.com inc.

Internationally-branded Autobytel.com (www.autobytel.com) is the acknowledged leader in online automotive commerce(1). The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive lifecycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk), Japan (www.autobytel-japan.com) and Sweden (www.autobytel.se). In 1999, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the second year in a row(2).

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, the failure to close the acquisition of A.I.N. Corporation, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.

--------------------
(1) As reported by J.D. Power and Associates, Autobytel.com accounts for 45% of all new vehicles sold through an online service. (8.23.99).

(2) J.D. Power and Associates 1998-1999 Dealer Satisfaction With Online Buying Services Studies(SM). 1999 study conducted among dealership Internet specialists who completed 1,024 individual evaluations.

                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                     ASSETS

                                                           December 31,   December 31,
                                                              1999            1998
                                                           ------------   ------------
Current assets:
    Cash and cash equivalents                                 $85,457        $27,984
    Accounts receivable, net                                    4,593          2,315
    Other current assets                                        2,819          1,353
                                                              -------        -------
            Total current assets                               92,869         31,652
    Property and equipment, net                                 1,630          2,208
    Other assets                                                  373            347
                                                              -------        -------
            Total assets                                      $94,872        $34,207
                                                              =======        =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                     $11,049        $ 3,830
    Deferred revenue                                            6,147          4,008
    Other current liabilities                                     917            378
                                                              -------        -------
            Total current liabilities                          18,113          8,216
    Deferred rent                                                  53            123
                                                              -------        -------
            Total liabilities                                  18,166          8,339
    Total stockholders' equity                                 76,706         25,868
                                                              -------        -------
            Total liabilities and stockholders' equity        $94,872        $34,207
                                                              =======        =======

                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                           Three Months Ended December 31,      Year Ended December 31,
                                           -------------------------------    ---------------------------
                                                  1999           1998              1999           1998
                                             ------------    -----------      ------------    -----------
Revenues                                     $     12,438    $     7,327      $     40,298    $    23,826
                                             ------------    -----------      ------------    -----------

Operating expenses:
    Sales and marketing                            12,143          7,784            44,176         30,033
    Product and technology
        development                                 4,464          2,312            14,262          8,528
    General and administrative                      1,782          1,892             6,931          5,908
    Acquisition costs                                  --             --               601             --
    Stock based compensation                          272             --             1,063             --
                                             ------------    -----------      ------------    -----------
        Total operating expenses                   18,661         11,988            67,033         44,469
                                             ------------    -----------      ------------    -----------

    Loss from operations                           (6,223)        (4,661)          (26,735)       (20,643)

Interest and other income, net                      1,318            779             3,468          1,280
                                             ------------    -----------      ------------    -----------

    Loss before provision for income taxes         (4,905)        (3,882)          (23,267)       (19,363)

Provision for income taxes                             (1)             4                53             35
                                             ------------    -----------      ------------    -----------

    Net loss                                 $     (4,904)   $    (3,886)     $    (23,320)   $   (19,398)
                                             ============    ===========      ============    ===========

Basic and diluted net loss per share         $      (0.27)   $     (0.46)     $      (1.48)   $     (2.30)
                                             ============    ===========      ============    ===========

Basic and diluted net loss per share
    excluding acquisition costs              $      (0.27)   $     (0.46)     $      (1.44)   $     (2.30)
                                             ============    ===========      ============    ===========

Shares used in computing basic and diluted
    net loss per share                         18,158,047      8,503,873        15,766,406      8,423,038
                                             ============    ===========      ============    ===========